Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

September 23, 2024

Board of Directors

RAD Technologies, Inc.

1501 Lincoln Blvd

Venice, CA 90291

To the Board of Directors:

We are acting as counsel to RAD Technologies , Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated issuance of up to 21,818,181 shares of the Company’s Class B Common Stock, with 18,181,818 being sold for cash consideration and 3,636,363 issued as “Bonus Shares” (as defined in the offering statement).

In connection with the opinion contained herein, we have examined the offering statement, the amended certificate of incorporation, the bylaws (as amended), the minutes of meetings of the Company’s board of directors, the stock records of the Company that it has provided to us, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Class B Common Stock being sold pursuant to the offering statement are duly authorized and will be, when issued or transferred in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

AS/CD